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For Immediate Release:

Contact:

Steve Shea, Vice President of Finance      Evan Smith,CFA / Jennifer Hendrickson
Media 100 Inc.                             Shandwick International
508.303.4800                               212.591.9854/ 212.591.9820
Mary Bobel
Chief Financial Officer
Digital Origin
650.404.6305

     MEDIA 100 INC. AND DIGITAL ORIGIN INC. SIGN DEFINITIVE MERGER AGREEMENT

     --Company to target Internet desktops with low-cost, consumer-friendly video editing and Internet streaming applications--

MARLBORO, MASS. - DECEMBER 28, 1999 - Media 100 Inc. (NASDAQ: MDEA), the pioneer of streaming media production tools, today announced it has entered into a definitive agreement to acquire Digital Origin Inc. (NASDAQ: DODV) of Mountain View, California. Digital Origin is the leading developer of digital video editing and effects software applications designed to support the new low-cost, high-quality DV (digital video) camcorders, which rapidly are being adopted as the standard for acquiring video for Internet applications. The combined company will target Internet desktops with low-cost applications that allow personal computer users to capture, edit, and stream video on the Internet using a single, integrated, and easy-to-use application. Digital Origin is the developer of the award-winning applications EditDV and IntroDV, which provide Web site designers, DVD authors, multimedia professionals, and consumers the ability to create video programs -- complete with titles, effects and audio -- easily and at low-cost on a standard PC or laptop.

The merger will be completed as a pooling of interests for accounting purposes, and a tax-free transaction. Under the agreement, the Company will issue 0.5347 shares of common stock for each share of Digital Origin common stock. The transaction is subject to the approval of the stockholders of Media 100 and Digital Origin and other customary closing conditions. The merger is expected to be complete in 90 to 120 days.

In addition, Media 100 and Digital Origin announced they have entered into a non-exclusive, four-year OEM development and license agreement, pursuant to which Media 100 will use the video editing and effects software of Digital Origin in exchange for certain royalty payments. The parties plan to integrate Digital Origin's software with Media 100's Internet streaming media software, Media Cleaner, to deliver consumer-level video editing and streaming tools to millions of Internet desktops.

John Molinari, president and chief executive officer of Media 100, said, "The merger with Digital Origin gives the combined company a strategic technology and product portfolio unmatched in the streaming media tools category. In combining Digital Origin's product and technology portfolio with Media 100's, we will be the first company
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to offer fully integrated Internet video production and streaming tools to all segments of the market. We will address the video creation and streaming needs of a broad range of customers, from consumers and Web site designers to video professionals and high-end Internet broadcasters. Our tools address every aspect of streaming media production from video capture, editing, and effects to Internet streaming and DVD authoring.

"The merged company's partnerships with DV camcorder leaders Canon, JVC, and Panasonic, streaming media format suppliers Real Networks, Microsoft, and Apple, and Internet service providers and portals such as Excite@Home and encoding.com position us to create leading-edge streaming media production tools and distribute them broadly to the Internet desktop."

Mark Housley, chairman and chief executive officer of Digital Origin, said "The merger positions the new company as the premier supplier of streaming media production tools for the Internet. By combining the streaming media capabilities of Media Cleaner, developed by a Media 100 subsidiary, Terran Interactive, with Digital Origin's editing and effects applications EditDV and IntroDV, we will deliver low-cost software applications to Internet desktops that make it possible for millions of users to create and stream video on the Web without forcing them to buy a new, dedicated PC or Macintosh. We are eliminating the barriers of cost and complexity to accelerate the growth of Internet video. Our goal is to make everyone with a personal computer a potential Internet video broadcaster."

Mr. Molinari added, "We plan to operate Digital Origin as a wholly-owned subsidiary headquartered in Mountain View, California. We project results of the acquisition to be accretive within the first year of combined operations. The company will have approximately 100 employees in its Silicon Valley hub, and will have an installed base in excess of 150,000 users."

CERTAIN OF THE STATEMENTS IN THIS PRESS RELEASE, INCLUDING THE STATEMENTS RELATING TO MEDIA 100'S EXPECTATIONS REGARDING POTENTIAL EFFICIENCIES ARE FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT THAN EXPECTATIONS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH THE ACQUISITION, TRANSACTION COSTS AND THE RELATED INTEGRATION OF OPERATIONS. INVESTORS ARE ADVISED TO READ EACH COMPANY'S ANNUAL AND QUARTERLY REPORTS ON FORM 10-K AND FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A FULL DESCRIPTION OF SUCH RISKS AND UNCERTAINTIES.

ABOUT DIGITAL ORIGIN

Digital Origin was founded in 1986; its products include leading-edge digital video software solutions that are available through worldwide authorized resellers, system integrators, and distributors and directly via the Internet. For more information visit WWW.DIGITALORIGIN.COM. "Digital Origin," "EditDV," "RotoDV," "MotoDV," "IntroDV," and "PhotoDV" are trademarks of Digital Origin, Inc.
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ABOUT MEDIA 100/TERRAN INTERACTIVE

Media 100 Inc. of Marlboro, Mass., USA, (NASDAQ: MDEA) is the pioneer of streaming media production tools for the Internet. Since 1993, its award-winning Media 100(R) and IFINish(TM) digital video systems for Macintosh(R) and Windows NT(R) have redefined the digital video industry by making content creation easier, more productive and more affordable for traditional video customers. With over 24,000 systems installed in more than 50 countries, broadcast and cable television, education, corporate training, animation, CD-ROM, DVD-ROM and streaming media for the Internet. For more information, visit WWW.MEDIA100.COM. Terran Interactive, a wholly owned subsidiary of Media 100, develops and markets Media Cleaner Pro(TM), which is widely recognized as the industry standard application for preparing the highest quality streaming Internet video. Visit WWW.TERRAN.COM for information about Media Cleaner products.